Exhibit 10.23

TRINITY INDUSTRIES, INC.
DIRECTOR COMPENSATION
Summary Sheet as of December 11, 2014

On December 11, 2014, the Board of Directors approved the following compensation for non-employee directors, effective in 2015:

•	Board member annual retainer - $70,000

•	Annual equity compensation - $130,000, using a 30-day average share price as the basis for awards

•	Presiding Director - annual retainer of $15,000

•	Committee Chairs - annual retainer of $15,000

•	Board meeting fee - $2,000 for each meeting attended

•	Committee members - $2,000 for each meeting attended

•	Ad hoc or special assignment work performed for or at the request of the Chairman, Chief Executive Officer, and President - $2,000 per day